=============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ----------

                                SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ---------------------------

                         FAIRFIELD COMMUNITIES, INC.
              (Name of Registrant as Specified in its Charter)

                         FAIRFIELD COMMUNITIES, INC.
                  (Name of Person(s) Filing Proxy Statement)

                         ---------------------------

Payment of Filing Fee (Check the appropriate box):
[x]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        (1)  Title of each class of securities to which transaction applies:
        (2)  Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)  Proposed maximum aggregate value of transaction:
        (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:
        (2)  Form, Schedule or Registration Statement No.:
        (3)  Filing Party:
        (4)  Date Filed:
=============================================================================

Fairfield

                         Fairfield Communities, Inc.
                        11001 Executive Center Drive
                        Little Rock, Arkansas  72211


                  ----------------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  ----------------------------------------



Dear Stockholder:

     The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on Thursday, May 22, 1997, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, for the following purposes:

     1.   To elect seven directors to the Company's Board of Directors;

     2. To approve the adoption of the Fairfield Communities, Inc. 1997 Stock Option Plan; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated certain individuals for election to serve as directors. The Board of Directors recommends that you vote for these nominees and for the approval of the adoption of the 1997 Stock Option Plan.

     The close of business on April 10, 1997 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 is either enclosed or has been previously mailed to you.

                                   By Order of the Board of Directors

                               /s/ Marcel J. Dumeny
                                   Marcel J. Dumeny
                                   Secretary

April 17, 1997


  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PREPAID
                                ENVELOPE.

Fairfield

                         Fairfield Communities, Inc.
                        11001 Executive Center Drive
                        Little Rock, Arkansas  72211
                               (501) 228-2700


                       ------------------------------

                              Proxy Statement

                                    for

                       Annual Meeting of Stockholders

                                to be held

                               May 22, 1997

                       ------------------------------



                              INTRODUCTION
General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board" or the "Board of Directors") of Fairfield Communities, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 22, 1997, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee"), to approve the adoption of the Fairfield Communities, Inc. 1997 Stock Option Plan and to approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is P.O. Box 3375, Little Rock, Arkansas 72203. This Proxy Statement and the enclosed proxy are first being mailed to stockholders of the Company on or about April 17, 1997.

Record Date, Solicitation and Revocability of Proxies

     The Board has selected April 10, 1997 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 11,102,355 shares of Common Stock issued and outstanding. Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote. A list of the stockholders of the Company will be available at the Company's principal executive offices in Little Rock, Arkansas for at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMPANY COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR THE APPROVAL OF THE ADOPTION OF THE FAIRFIELD COMMUNITIES, INC. 1997 STOCK OPTION PLAN AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

     A stockholder who has given a proxy may revoke it at any time prior to the close of the polls at the Annual Meeting by any one of the following actions: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) attending at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., P.O. Box 3375, Little Rock, Arkansas 72203, Attention: Marcel J. Dumeny, Secretary.

     The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the forwarding of such materials. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $3,000, plus reimbursement for out-of-pocket costs and expenses.

Voting Rights and Votes Required

     Abstentions and broker non-votes will be included in the number of shares deemed present or represented at the Annual Meeting, or any adjournments or postponements thereof, for purposes of determining whether a quorum exists. A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions may be specified with respect to the approval of the adoption of the Fairfield Communities, Inc. 1997 Stock Option Plan, but not with respect to the election of directors. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting, or any adjournments or postponements thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any matter. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.

     Provided a quorum is present, the approval of the Fairfield Communities, Inc. 1997 Stock Option Plan requires the affirmative vote of a majority of the shares represented and voting thereon at the Annual Meeting. Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of the candidates for the seven positions as directors and for the transaction of any other business properly brought before the Annual Meeting. Stockholders may not cumulate their votes.


                    PROPOSAL 1 - ELECTION OF DIRECTORS

General

     The Board is comprised of one class of directors, elected annually. Each director serves a one-year term (and, in each case, until his or her respective successor is duly elected and qualified). The Nominees have been nominated for the seven director positions. The number of directors to be elected at the Annual Meeting is set at seven and is fixed from time to time by or in the manner provided in the Company's Fifth Amended and Restated Bylaws.

     Information regarding the Nominees is set forth below. Each of the Nominees is currently serving as a director of the Company. Messrs. Les R. Baledge, Bryan D. Langton and Charles D. Morgan began serving as directors in May 1996. Mr. Ronald Langley, who began serving as a director in May 1995, resigned as a director on September 16, 1996. Messrs. Ernest D. Bennett, III, Philip L. Herrington and William C. Scott began serving as directors in September 1992. Mr. John W. McConnell has been a director of the Company since March 1990. Mr. Russell A. Belinsky, whose current term as a director expires at the time of the Annual Meeting, is not standing for reelection as a director.

     A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments or postponements thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     The Board recommends that stockholders vote FOR the election of the Nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

Nominees for Election as Directors

     Les R. Baledge, age 39. Senior Member, Rose Law Firm, a Professional Association. Mr. Baledge joined Rose Law Firm, a Professional Association, in 1982 and became a member of the firm in 1986.

     Ernest D. Bennett, III, age 44. Partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett since June 1992. From 1989 to May 1992, Mr. Bennett served as General Counsel at Robert Orr/Sysco Food Services Company. From 1980 to 1989, Mr. Bennett was a partner at the law firm of Camp and Bennett.

     Philip L. Herrington, age 44. President and Chief Executive Officer of Herrington, Inc., a private investment and business advisory firm involved in resort and real estate development and management, since 1986. President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989.

     Bryan D. Langton, age 60. Former Chairman of Holiday Inns, Inc., an owner, franchiser and manager of hotels, from February 1990 through March 1997. President and Chief Executive Officer of Holiday Inns, Inc. from February 1990 to March 1996 and from October 1996 through March 1997. Director, Caribiner International, Inc., a national producer of meetings, events, training programs and related business communication services, since May 1996. Director, Wachovia Bank of Georgia NA.

     John W. McConnell, age 55. President and Chief Executive Officer of the Company since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

     Charles D. Morgan, age 54. Chairman, President and Chief Executive Officer of Acxiom Corporation, a data processing, facilities management and software provider to the direct marketing, mail order, catalogue sales and publishing industries and to marketing firms engaged in prospect generation. Mr. Morgan joined Acxiom Corporation in 1972 as Vice President, becoming Chairman and Chief Executive Officer in 1975 and President in 1991. Director, Boatmen's National Bank of Conway.

     William C. Scott, age 60. Chairman and Chief Executive Officer of Summit Care Corporation, a developer and operator of retirement and convalescent centers, since 1986. Director of Summit Care Corporation since 1985. President of Summit Care Corporation from 1985 through 1996.

           PROPOSAL 2 - APPROVAL OF THE 1997 STOCK OPTION PLAN

Background

     On March 7, 1997, the Board of Directors adopted the Fairfield Communities, Inc. 1997 Stock Option Plan (the "Stock Option Plan"), subject to approval of the Stock Option Plan by the stockholders of the Company. The Stock Option Plan is intended to provide an equity interest in the Company to certain of the Company's executive officers, directors, employees, advisors and consultants and to provide additional incentives for such persons to devote themselves to the Company's business. The Stock Option Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, the Company. If the requisite approval of the Stock Option Plan is not obtained, no awards will be made under the Stock Option Plan.

     Approval of the adoption of the Stock Option Plan by the Company's stockholders is being sought in order to comply with the requirements of the New York Stock Exchange, Inc. and to ensure that compensation associated with the Stock Option Plan will not be subject to the deduction limits under
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer or any of the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one such requirement is that the plan under which the options are granted states a maximum number of shares with respect to which options may be granted to any one participant during a specified period. The Stock Option Plan states that the maximum aggregate number of shares of Common Stock with respect to which options may be granted to any person thereunder during any calendar year is 100,000 shares. A second requirement, in the case of options, is that the plan under which the options are granted be approved by the stockholders of a public company. Accordingly, the approval by the Company's stockholders being sought hereby is necessary as one element in seeking to qualify for exemption compensation associated with the Stock Option Plan from the deduction limits under Section 162(m).

Stock Option Plan

     The Stock Option Plan is administered by the Compensation Committee of the Board (the "Compensation Committee") and the Board. Pursuant to the Stock Option Plan, the Compensation Committee and the Board are authorized, subject to certain restrictions, to grant stock options (the "Options") to executive officers, directors, employees, advisors and consultants of the Company and its subsidiaries (approximately 1,400 persons as of March 31, 1997, in the aggregate). The Compensation Committee and the Board have the authority to determine the number of shares to be covered by each Option and the time or times at which Options will become exercisable; provided that the Compensation Committee has exclusive administrative authority with respect to Options intended to comply with Section 162(m).

     As of April 17, 1997, a total of 550,000 shares of Common Stock were available for issuance under the Stock Option Plan and no Options had been granted.

     The Stock Option Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Common Stock to which such exercise relates. The exercise price of the Options (the "Exercise Price") may not be less than the fair market value per share of the Common Stock on the grant date. Under the Stock Option Plan, the Compensation Committee or the Board may, without the consent of the holder of the Option, amend the terms of any Option in various respects, including acceleration of the time at which the Option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

     Each grant of Options will specify whether the Exercise Price is payable in cash; by the actual or constructive transfer to the Company of nonforfeitable, unrestricted shares of Common Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price; by any other legal consideration authorized by the Compensation Committee or the Board, as the case may be; or by a combination of such methods of payment. The Stock Option Plan does not require that a participant hold shares received upon the exercise of the Options for a specified period and permits immediate sequential exercises of the Options with the Exercise Price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercises of Options.

     The foregoing discussion of the material provisions of the Stock Option Plan is qualified in its entirety by reference to the full text of the Stock Option Plan, which is attached as Annex A hereto and is incorporated herein by reference.

Federal Income Tax Consequences

     The following summary of certain federal income tax consequences of the grant or award of Options under the Stock Option Plan is based on the Code, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an Option or the shares of Common Stock purchasable thereunder.

     Options granted under the Stock Option Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the Exercise Price plus any amount treated as ordinary income. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the optionee ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Common Stock. The optionee's basis in the number of optioned shares received equal to the number of Previously Acquired Shares surrendered would be the same as the optionee's basis in the Previously Acquired Shares. However, the optionee would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Common Stock received in excess of the number of Previously Acquired Shares surrendered, and the optionee's basis in such excess shares would be equal to their fair market value at the time of exercise.

     Special Rules Applicable to Insiders. In limited circumstances where the sale of shares of Common Stock that are received as the result of the exercise of an Option could subject an officer or director to suit under Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the shares of Common Stock received so long as the sale of the shares received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     General Matters Applicable to the Company. To the extent that an optionee recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Code and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Stock Option Plan may be subject to acceleration in the event of a change in control of the Company. In the event of a change in control of the Company, it is possible that this feature may affect whether amounts realized upon the receipt or exercise of the Options will be deductible by the Company under the "excess parachute payments" provisions of the Code.

     The Board recommends that stockholders vote FOR the approval of the adoption of the Stock Option Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

  INFORMATION ABOUT THE COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD

Board Meetings, Committees and Attendance

     During 1996, there were nine meetings of the Board. With the exception of Mr. Langton, all of the directors attended at least 75 percent of the aggregate number of meetings of the Board and all committees on which they served. Mr. Langton attended three of the six Board meetings and the only meeting of the Compensation Committee held following his May 1996 election as a director.

     The Board currently has four standing committees. Certain information regarding the function of these standing committees, their memberships and number of meetings held during 1996 follows.

     The Audit Committee, which met three times during 1996, recommends to the Board a firm to serve as the independent auditors for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates public financial reporting documents of the Company. From January 1, 1996 to May 9, 1996, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), William C. Scott and Daryl J. Butcher. Mr. Butcher ceased serving as a director at the time of the 1996 annual meeting of stockholders. From May 9, 1996 through December 31, 1996, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), Charles D. Morgan and William C. Scott.

     The Compensation Committee, which met three times during 1996, reviews the administration of the Company's employee benefit plans and takes certain actions with respect to the Company's compensation policies. From January 1, 1996 to May 9, 1996, the members of the Compensation Committee were Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Ronald Langley.
From May 9, 1996 through December 31, 1996, the members of the Compensation Committee were Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Bryan D. Langton.

     The Nominating Committee, which met two times during 1996, reviews and recommends to the Board proposed nominees for directors of the Company. From January 1, 1996 to May 9, 1996, the members of the Nominating Committee were Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and John W. McConnell. From May 9, 1996 to September 16, 1996, the members of the Nominating Committee were Messrs. Ronald Langley (Chairman), Les R. Baledge and John W. McConnell. On September 16, 1996, Mr. Langley resigned as a director. Mr. Bryan D. Langton was appointed to the Nominating Committee on November 22, 1996, to fill the vacancy created by Mr. Langley's resignation, and served on the Nominating Committee, with Messrs. Baledge and McConnell, through the remainder of 1996. The Nominating Committee considers stockholder recommendations of candidates for director which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by such stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.

     On November 22, 1996, the Board established an Executive Committee to exercise the powers and authorities of the Board of Directors in the direction and management of the business and affairs of the Corporation, subject to certain exceptions, and subject to a limit of $5.0 million in the authority of such committee to approve transactions which would otherwise require Board review and approval. The members of the Executive Committee from November 22, 1996 through December 31, 1996 were Messrs. Les R. Baledge, John W. McConnell and Charles D. Morgan. The Executive Committee did not meet during 1996.

Directors' Compensation

     The Company has a policy of compensating only outside directors for attendance at meetings of the Board and meetings of Board committees. During 1996, outside directors received $1,000 for each in-person Board and Board committee meeting and $750 for each telephonic Board or Board committee meeting in which they participated, subject to certain exceptions in the case of Board committee meetings, plus a $1,750 monthly retainer. Compensation payments to directors totaled $215,895 for 1996. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at meetings.

     The Company's First Amended and Restated 1992 Warrant Plan (the "1992 Warrant Plan") provides for the grant of non-qualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Warrant Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and have been granted to be exercisable for periods of up to 10 years from the date of grant. During 1996, warrants were granted to outside directors to purchase a total of 3,000 shares each of Common Stock. These warrants were granted effective November 22, 1996 at an Exercise Price of $22.00 per share, and become exercisable on the first anniversary of the date of grant.

                     COMPENSATION OF EXECUTIVE OFFICERS


Summary Compensation Table

     The following table summarizes the compensation of the Chief Executive
Officer and each of the other four most highly compensated executive officers
(collectively, the "named executive officers") for each of the last three years:


                                                                 Long Term
                                  Annual Compensation          Compensation
                                  -------------------     ---------------------

                                                                      Securities
                                                         Restricted   Underlying     All Other
Name and                                                    Stock      Warrants/      Compen-
Principal                                                   Award         SARS        sation
Position                Year      Salary       Bonus         <F4>          (#)         <F5>
---------               ----      ------       -----       -------      -------       -------
John W. McConnell       1996     $275,000    $349,250    $1,380,000      38,000      $102,662
  President and         1995      275,000     261,565         -             -         114,377
  Chief Executive       1994      275,000     275,000         -             -         109,993
  Officer

Clayton G. Gring, Sr.   1996      200,000     240,000         -          25,000        87,961
  Senior Vice           1995      198,077     164,073         -             -          82,990
  President and         1994      150,000     183,750         -             -          55,381
  Chief Operating
  Officer <F1>

Marcel J. Dumeny        1996      175,000     140,000         -          20,000        56,628
  Senior Vice           1995      175,000      85,277         -             -          38,691
  President, General    1994      175,000      87,500         -             -          62,915
  Counsel and
  Secretary

Robert W. Howeth        1996      175,000     140,000         -          20,000        47,776
  Senior Vice           1995      175,000      85,865         -             -          51,477
  President and Chief   1994      173,823      88,429         -             -          61,409
  Financial Officer <F2>

Mark Nuzzo              1996      150,000     120,000         -             -          11,025
  Vice President,         -          -          -             -             -             -
  Property                -          -          -             -             -             -
  Management <F3>

---------------------



<F1>
(1)  On January 23, 1996, Mr. Gring was elected Chief Operating Officer.

<F2>
(2)  During 1994, Mr. Howeth was elected Chief Financial Officer.

<F3>
(3) On May 9, 1996, Mr. Nuzzo was elected an executive officer of the Company.

<F4>
(4) On December 18, 1996, Mr. McConnell was granted a restricted stock award for 60,000 shares of Common Stock. The dollar value of the restricted stock award shown in the summary compensation table is based upon the closing price of the Common Stock on the date of grant. The restricted stock vests as to one-half of the shares on each of the first and second anniversaries of the date of grant. At December 31, 1996, the value of the restricted stock award was $1,485,000 based upon the closing price of the Common Stock on that date. The Company does not currently pay cash or stock dividends on its Common Stock, but (a) in the event that a cash dividend becomes payable in the future, such cash dividend would be payable on the restricted stock award and (b) in the event that a stock dividend becomes payable in the future, such stock dividend would be subject to the same restrictions and other terms and conditions that apply to the unvested shares with respect to which such stock dividend is issued.

<F5>
(5) Compensation in 1996 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $8,118; Mr. Gring - $8,118; Mr. Dumeny - $8,118; Mr. Howeth - $8,118 and Mr. Nuzzo - $8,118), (b)
     allocated benefit under the Company's Excess Benefit Plan (Mr. McConnell
     - $14,908; Mr. Gring - $10,316; Mr. Dumeny - $5,315; Mr. Howeth - $3,193
     and Mr. Nuzzo - $2,907), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executive officers' respective designated beneficiaries (Mr. McConnell - $6,140; Mr. Gring - $11,275; Mr. Dumeny - $1,551 and Mr. Howeth - $1,608) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell
     - $73,496; Mr. Gring - $58,252; Mr. Dumeny - $41,644 and Mr. Howeth -
     $34,857).

     Compensation in 1995 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $5,220; Mr. Gring - $5,220; Mr. Dumeny - $5,220 and Mr. Howeth - $5,220), (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $11,879; Mr. Gring - $6,523; Mr. Dumeny - $1,196 and Mr. Howeth - $3,089), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $5,724; Mr. Gring - $10,155; Mr. Dumeny - $1,475 and Mr. Howeth - $1,600) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell - $91,554; Mr. Gring - $61,092; Mr. Dumeny - $30,800 and Mr. Howeth - $41,568).

     Compensation in 1994 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $7,849; Mr. Gring - $6,724; Mr. Dumeny - $7,568 and Mr. Howeth - $7,553), (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $14,252; Mr. Gring - $2,036; Mr. Dumeny - $5,158 and Mr. Howeth - $4,752), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $5,392; Mr. Gring - $9,121; Mr. Dumeny - $1,189 and Mr. Howeth - $1,598) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell - $82,500; Mr. Gring - $37,500; Mr. Dumeny - $49,000 and Mr. Howeth - $47,506).


                         EMPLOYEE BENEFIT PLANS

Savings/Profit Sharing Plan

     The Company's Savings/Profit Sharing Plan (the "Savings/Profit Sharing Plan") covers substantially all employees with one year or more of credited service. This plan includes a profit sharing feature, with annual employer discretionary contributions, and a 401(k) feature, which allows employee elective salary deferrals, with the Company currently matching a portion of such deferrals. Participants are fully vested in their profit sharing and matching accounts after seven years of credited service. The Company's contribution to the Savings/Profit Sharing Plan totaled $1.2 million for 1996.

Excess Benefit Plan

     The Excess Benefit Plan (the "Excess Benefit Plan") is a non-qualified, unfunded plan established to provide designated employees with benefits to compensate for certain limitations imposed by federal law on the amount of compensation which may be considered in determining employer contributions to participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan are credited with amounts that, except for the limits of the Internal Revenue Code, would have been contributed to such participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan (the "Amount in Excess of the Limitation"). Participants' accounts under the Excess Benefit Plan vest in accordance with the vesting schedule for profit sharing accounts under the Savings/Profit Sharing Plan. Interest is credited to the participants' accounts annually at the base (prime) rate of interest charged by The First National Bank of Boston, as in effect on the first banking day of the year, which for 1996 was 8.5%. Participants' accounts under the Excess Benefit Plan accrued benefits, based on the Amount in Excess of the Limitation, totaling $0.1 million for 1996.

Key Employee Retirement Plan

     The Key Employee Retirement Plan (the "Key Employee Retirement Plan") is a non-qualified, unfunded plan established to provide retirement benefits to four named executive officers of the Company. Under the Key Employee Retirement Plan, participants' accounts are credited on each January 1 by a percentage of each participant's preceding year's total cash compensation.
In general, the benefit percentage can range from 0% to 20%, depending on the Company's three-year moving average rate of return on stockholders' equity. For 1996, the benefit percentage was 16% (the "Benefit Percentage"), based upon the average of the Company's 1994, 1995 and 1996 returns on stockholders' equity being 15.38%. Participants' accounts are fully vested after seven years of service or upon the occurrence of a change in control of the Company, death of the participant, termination of employment due to total disability or retirement on or after age 55, in each case while employed by the Company. Interest is credited to participants' accounts monthly at the base (prime) rate of interest charged by The First National Bank of Boston, as in effect on the first banking day of each year, which for 1996 was 8.5%. Participants' accounts under the Key Employee Retirement Plan accrued benefits, based on the Benefit Percentage, totaling $0.2 million for 1996.

Stock Warrants

     The Company's 1992 Warrant Plan provides for the grant of non-qualified stock warrants to purchase up to 1,000,000 shares of Common Stock. Under the 1992 Warrant Plan, the Compensation Committee of the Board of Directors ("Compensation Committee") may grant to "key" employees warrants to purchase shares of Common Stock at prices not less than the fair market value of such shares on the date of grant. "Key" employees are determined by the Compensation Committee, and may include executive officers, and other officers and employees of the Company and its subsidiaries. Warrants may be exercisable for periods up to 10 years from the date of grant. The following table sets forth certain information concerning stock warrants granted during the year ended December 31, 1996 to the named executive officers. No grants of SARs were made to named executives during the year ended December 31, 1996.


                                                                             Potential Realizable
                                                                               Value at Assumed
                       Number of                                             Annual Rates of Stock
                      Securities    % of Total                                 Price Appreciation
                      Underlying     Warrants     Exercise                   for Warrant Term <F3>
                       Warrants     Granted to    Price Per   Expiration     ---------------------
     Name             Granted <F1>   Employees    Share <F2>     Date           5%         10%
     ----             -----------    ---------    ---------      ----           --         ---
John W. McConnell       38,000          26.4       $6.625      1/23/2006    $158,000    $401,000
Clayton G. Gring, Sr.   25,000          17.4        6.625      1/23/2006     104,000     264,000
Marcel J. Dumeny        20,000          13.9        6.625      1/23/2006      83,000     211,000
Robert W. Howeth        20,000          13.9        6.625      1/23/2006      83,000     211,000

--------------------


<F1>
(1) Represents stock purchase warrants granted on January 23, 1996. The warrants become exercisable in three approximately equal annual installments beginning one year after the date of grant.

<F2>
(2) The exercise price was not less than the fair market value of the Company's Common Stock on the date of grant.

<F3>
(3) As required by rules of the SEC, potential values stated are based on the prescribed assumption that the Common Stock will appreciate in value from the date of grant to the end of the warrant term (10 years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.



Warrant Exercises In Last Year And Year-End Warrant Values

     The following table sets forth certain information concerning the number of unexercised warrants at December 31, 1996. There were no warrants exercised by any named executive officer during 1996.


                                                                    Value of Unexercised
                                 Number of Securities                    in-the-Money
                            Underlying Unexercised Warrants                Warrants
                                      at Year End                      at Year End <F1>
                                      -----------                      ----------------

      Name                   Exercisable    Unexercisable     Exercisable     Unexercisable
      ----                   -----------    -------------     -----------     -------------
John W. McConnell              150,000         38,000          $3,262,500       $  688,750
Clayton G. Gring, Sr.           60,000         65,000           1,305,000        1,323,125
Marcel J. Dumeny               100,000         20,000           2,175,000          362,500
Robert W. Howeth                60,000         60,000           1,305,000        1,232,500
Mark Nuzzo                      24,000         16,000             522,000          348,000

-------------------


<F1>
(1) The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related warrants and the December 31, 1996 closing market price of $24.75 per share exceeds the aggregate purchase price payable upon such exercise.


Long Term Incentive Plans - Awards In Last Fiscal Year

     The following table sets forth certain information concerning the grant of long term incentive plan ("LTIP") awards for the year ended December 31, 1996.


                                         Performance
                         Number of        or Other             Estimated Future Payouts
                       Shares, Units    Period Until   under Non-Stock Price-Based Plans <F1>
                          or Other       Maturation    --------------------------------------
Name                     Rights (#)      or Payout      Threshold       Target      Maximum
----                     ----------      ---------      ---------       ------      -------
Clayton G. Gring, Sr.        -            2 years        $125,850     $251,700     $251,700
Marcel J. Dumeny             -            2 years          73,413      146,825      146,825
Robert W. Howeth             -            2 years          73,413      146,825      146,825
Mark Nuzzo                   -            2 years          62,925      125,850      125,850

-----------------------


<F1>
(1) The LTIP awards shown in the "Target" payout column are to be paid 50% each (without interest) following 1997 and 1998. If the Company does not achieve a minimum 15% return on stockholders' equity (net income plus non-cash tax provisions divided by average equity) for either 1997 or 1998, the LTIP award for that year is forfeited. Additionally, if a participating named executive officer leaves the Company other than due to death, disability, constructive discharge or normal retirement at age 62 or later, any remaining unpaid LTIP award is forfeited. The "Threshold" payout amounts are calculated based on the assumption that the minimum required return on stockholders' equity is achieved in only one of the two subsequent measurement years.

Employment Arrangements and Termination of Employment Arrangements

     The Company entered into employment agreements (the "Employment Agreements"), effective September 1, 1992, with Messrs. John W. McConnell and Marcel J. Dumeny (the "Executives"). The Employment Agreements are for initial terms of three years, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or the Executives prior to the expiration of the initial or any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell and Dumeny of $275,000 and $175,000, respectively, (b) Company paid term life insurance coverage equal to two times their respective base salaries, (c) the grant to Messrs. McConnell and Dumeny of warrants, exercisable through August 31, 2002, to purchase 150,000 and 100,000 shares, respectively, of Common Stock, at an exercise price equal to $3.00 per share, with 25% of such warrants vesting (and becoming non-cancelable, regardless of whether or not the Executive thereafter remains employed by the Company) on each of September 1, 1992, August 31, 1993, August 31, 1994 and August 31, 1995, and (d) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the Employment Agreements, an Executive is terminated (i) for any reason, other than "for cause" (as defined in the Employment Agreements), death or disability, or (ii) at the Executive's option due to "Constructive Discharge" (as defined in the Employment Agreements), then such Executive shall receive termination pay, subject to the limitations of
Section 280G of the Internal Revenue Code, equal to 150% of his highest annualized salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.

     During 1993, the Company entered into Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Gring and Howeth. The Severance Pay Agreements extend through August 31, 1995, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Messrs. Gring or Howeth prior to the expiration of the initial or any renewal term. If, during the term of the Severance Pay Agreements, Messrs. Gring or Howeth is terminated (i) for any reason, other than "for cause" (as defined in the Severance Pay Agreements), death or disability, or (ii) at Messrs. Gring's or Howeth's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreements), then Messrs. Gring or Howeth shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of their highest annualized base salary prior to termination. No termination pay is due to Messrs. Gring or Howeth if they voluntarily resign, are terminated "for cause" or cease to be employed as a result of death or disability. Messrs. Gring and Howeth have also been separately granted Company paid term life insurance coverage in amounts equal to two times their respective base salaries.

     On September 29, 1993, the Company granted Messrs. Gring and Howeth warrants, with a term of 10 years from the date of grant (subject to earlier termination if Messrs. Gring or Howeth ceases to be employed by the Company), to purchase 100,000 shares each of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant. Also during 1993, the Company granted two other persons who served on December 31, 1996 as executive officers warrants, with a term of 10 years from the date of grant (subject to earlier termination if either employee ceases to be employed by the Company), to purchase, in the aggregate, 60,000 shares of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant.

     On January 23, 1996, the Company granted Messrs. McConnell, Gring, Dumeny and Howeth warrants to purchase 38,000, 25,000, 20,000 and 20,000 shares of Common Stock, respectively, at exercise prices equal to $6.625 per share, which was 100% of the market price of the Common Stock on the date of grant, with one third of such warrants vesting on each of the first through third anniversaries following the date of grant.

     On December 18, 1996, the Company issued 60,000 shares of Common Stock, subject to certain restrictions, to Mr. McConnell. The restricted stock agreement provides for the risk of forfeiture and restriction on transfer of the restricted Common Stock to lapse as to 50% of such stock on each of the first and second anniversaries of the date of grant, or sooner, in the event of a "change in control" (as defined in the restricted stock agreement), subject to certain limitations. The restricted stock is subject to risk of forfeiture if Mr. McConnell's employment with the Company is terminated (A) by Mr. McConnell, other than as a result of a "constructive discharge" (as defined in the restricted stock agreement), (B) by the Company, for "cause" (as defined in the restricted stock agreement) or (C) by reason of Mr. McConnell's death or long term (six months') disability. The Company has agreed to indemnify Mr. McConnell for loss resulting from any breach of the restricted stock agreement and to pay Mr. McConnell's legal fees and expenses in enforcing his rights under the restricted stock agreement, except where the other party to any litigation is the prevailing party on all causes of action.

Report on Executive Compensation

     The following Report on Executive Compensation (the "Report") and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

INTRODUCTION

     The Compensation Committee of the Company's Board of Directors (the "Committee") reviews, considers for approval and administers the granting of benefits under all compensation programs for the senior executives of the Company, consisting generally of the officers of the Company elected by the Company's Board of Directors. Currently, this group of officers consists of the President and Chief Executive Officer (the "CEO"), certain senior ranking Vice Presidents, the Secretary and the Treasurer (the "Officers"). The group of Officers includes all officers of the Company at the executive level (the "Executive Officers"), in addition to certain other officers. During 1996, the Committee reviewed and considered for approval recommendations made by the CEO for salary, incentive compensation and stock warrant grants to the other Officers of the Company and recommended to the Board of Directors the salary, incentive compensation, stock warrant grant and restricted stock award to the CEO. The actions taken by the Committee are reported to the Board of Directors, which exercises final approval authority over compensation decisions.

     From January 1, 1996 to May 9, 1996, the members of the Committee were Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Ronald Langley. From May 9, 1996 through December 31, 1996, the members of the Committee were Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Bryan D. Langton. No member of the Committee is a current or former employee or officer of the Company or any of its subsidiaries. Except as otherwise stated, the Report discusses the Committee's compensation policies applicable to the Executive Officers, including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions during 1996 with regard to the CEO.

POLICY AND OVERALL COMPENSATION OBJECTIVES

     The Committee's general policy is to provide Officers of the Company with competitive compensation opportunities, which are internally equitable, including short and long term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed primarily to reflect measures of profitability and shareholder return and, secondarily, management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee, on an annual basis.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

     The four components of the Company's compensation programs for Executive Officers are (i) base salary, (ii) short term cash incentive compensation award (bonus) plans, (iii) long term incentive award plans (stock warrants and cash incentives) and (iv) benefits, each of which is discussed in detail below.

     Base Salary. Except for an increase of $7,500 in the base salary of one Executive Officer, and an increase of $30,000 in the base salary of one person who became an Executive Officer during 1996, the Committee determined not to grant salary increases during 1996 to the other Executive Officers or to the CEO. This decision reflects the Committee's preference to emphasize performance based incentive compensation over base salary.

     Short Term Cash Incentive Compensation. Except for the CEO, all of the Executive Officers' short term incentive compensation plans for 1996 were based solely on the Company's 1996 return on stockholders' equity (net income plus non-cash tax provisions divided by average equity) ("ROE"), with the potential for participants to earn performance based maximum awards, on an individual basis, of 15% of base salary, in the case of one Executive Officer, 80% of base salary, in the case of four Executive Officers, including, prior to his incentive plan being amended, the CEO, and 120% of base salary, in the case of one Executive Officer. This program required a minimum ROE of 15% to achieve an incentive of 10% (5%, in the case of one Executive Officer) of base salary; a target ROE of 16.5%, entitling the participants to earn an incentive of 10% of base salary, in the case of one Executive Officer, 40% of base salary, in the case of four Executive Officers, including the CEO, and 60% of Base Salary, in the case of one Executive Officer; and an additional 10%, in the case of the CEO, 15%, in the case of three Executive Officers, and 22.5%, in the case of one Executive Officer, for each percentage point of ROE achieved in excess of 16.5%, up to the maximum award percentages noted above, and an additional 5%, in the case of one Executive Officer, for achieving an ROE of 18.15%. Amounts earned in excess of the maximum award percentages noted above for four of the named Executive Officers are deferred (the "LTIP Deferrals") and payable over a two year period, as long term incentive pay (see below). Subject to a change in the CEO's incentive program during 1996, which is discussed below, all Executive Officers achieved the maximum short term incentive awards provided under the plan for 1996.

The CEO's short term incentive compensation plan for 1996 originally also included a component tied to increasing the trading price of the Company's Common Stock, which was based on the 30th highest price of the Company's Common Stock during 1996 (the "Reference Price"), with the CEO receiving 10% of base salary if the Reference Price was $7.50 per share, 20% of base salary if the Reference Price was $9.00 per share, 40% of base salary if the Reference Price was $10.50 per share and an additional 35% of base salary for every dollar the Reference Price of the Company's Common Stock exceeded $10.50 per share. The closing price for the Company's Common Stock was $7.125 per share at the end of 1995. During 1996, the Company's Common Stock increased significantly in price, closing the year at $24.75 per share. During the latter part of 1996, the Board determined that it was desirable to amend the CEO's incentive compensation program to better align the CEO's long term interests with those of the stockholders, and to incentify the CEO to remain with the Company, by substituting a restricted stock award. Accordingly, the CEO's short term incentive program was amended, and a new arrangement was reached, which (a) eliminated the Common Stock price based cash incentive component of the CEO's 1996 incentive program, (b) eliminated the maximum limitation on the amount of the ROE incentive award which was payable on a non-deferred basis, (c) eliminated the effect of the increase in the Company's stockholders' equity, caused by the Company's November 1996 public stock offering, from the ROE calculation, (d) granted the CEO 60,000 shares of restricted Common Stock, on the terms described below, (e) excluded the income attributable to the restricted stock award from consideration under the Company's Excess Benefit Plan and Key Employee Retirement Plan described below and (f) required the Company, for a period of up to two years, to purchase an insurance policy insuring the CEO's life for $1.0 million, payable to a beneficiary of the CEO's choice. The restricted stock agreement provides for the risk of forfeiture and restriction on transfer of the restricted stock to lapse as to 50% of such stock on each of the first and second anniversaries of the date of grant, or sooner, in the event of a "change in control" (as defined in the restricted stock agreement), subject to certain limitations. The restricted stock is subject to risk of forfeiture if the CEO's employment with the Company is terminated (A) by the CEO, other than as a result of a "constructive discharge" (as defined in the restricted stock agreement), (B) by the Company, for "cause" (as defined in the restricted stock agreement), or (C) by reason of the CEO's death or long term (six months') disability. Based on the actual performance of the Company's Common Stock price during 1996, the Common Stock price based cash incentive component originally part of the CEO's 1996 incentive program would have resulted in a cash payment of approximately $1.3 million plus resulting accruals under the Excess Benefit Plan and the Key Employee Retirement Plan.

     Long Term Incentive Awards. The Committee believes that stock warrant grants are desirable to align the interests of the Executive Officers and the stockholders. In determining whether to grant stock warrants, the Committee reviews the relationship of vested and unvested long-term compensation awards to cash compensation, the desirability of providing additional incentives to increase shareholder value and the potential for individual contribution to affect the Company's performance. In January 1996, stock warrants were granted to three named Executive Officers at 100% of market price, for the purchase of 65,000 shares of Common Stock, based on a formula proposed by William M. Mercer, Incorporated ("Mercer"), a national consulting firm experienced in executive compensation matters, in a 1995 study of executive compensation commissioned by the Committee, and a stock warrant was granted to the CEO at 100% of market price, for the purchase of 38,000 shares of Common Stock, which, at the request of the CEO, was less than the 46,000 shares recommended by Mercer, due to the limited number of shares of Common Stock remaining available for grant under the warrant plan. The formula used by Mercer in recommending the number of shares of Common Stock underlying the warrant grants to the four named Executive Officers multiplies the respective named Executive Officers' base salaries by a factor (which ranged from a high of 1.18 for the CEO to a low of .80 for two of the other named Executive Officers who received awards) based on survey data developed by Mercer in analyzing other companies' pay practices (see "Comparable Compensation Information", below), and dividing the result by the Company's Common Stock price. The Committee also considered subjective factors in determining to grant additional warrants to the four named Executive Officers, including the existing stock holdings of such Executive Officers. The Committee's primary goals in granting additional stock warrants were to provide incentive for the four named Executive Officers to remain with the Company, noting in particular that approximately 82% of the stock underlying previously granted warrants to the four named Executive Officers was fully vested, and to offer a compensation program competitive to other companies' compensation practices.

     The LTIP Deferrals described above in the section entitled "Short Term Cash Incentive Compensation", aggregating $671,200, earned during 1996 by the four named Executive Officers, other than the CEO, are to be paid 50% each (without interest) following 1997 and 1998. If the Company does not achieve a minimum 15% ROE for either 1997 or 1998, the LTIP Deferral payment for that year is forfeited. Additionally, if a participating Executive Officer leaves the Company other than due to death, disability, constructive discharge or normal retirement at age 62 or later, any remaining LTIP Deferral is forfeited.

     Benefits. The Company's benefit programs include optional life, health, dental and disability coverages and participation in a tax qualified Savings/Profit Sharing Plan, all of which are generally available to qualifying employees of the Company. In addition, as disclosed under the heading "Compensation of Executive Officers - Employment Arrangements and Termination of Employment Arrangements", four of the named Executive Officers have been granted additional Company paid term life insurance and are entitled to certain severance benefits, in the event that their employment is terminated by the Company, other than "for cause" or by reason of death or disability.

     The Company's contributions to the Savings/Profit Sharing Plan totaled $1,156,332 for 1996, which amount was calculated as being 5% of the pre-contribution, pre-tax profit of the Company for 1996, net of the amounts allocated to the Excess Benefit Plan, discussed below. This percentage, which is determined annually by the Board of Directors, based on the recommendation of the Committee, was unchanged from the previous three years. The Company in 1994 adopted a non-qualified, unfunded Excess Benefit Plan, due to limitations on the amount of compensation which can be considered, under the Internal Revenue Code (the "Code"), for highly compensated participants in determining contribution allocations to individual profit sharing plan accounts. Accounts were established under the Excess Benefit Plan for all employees of the Company who were affected by such limitations. A total of $134,387 was allocated for 1996 under the Excess Benefit Plan to twenty-eight participants' accounts, to reflect the additional contributions which would have been allocated to such participants' accounts under the profit sharing plan in the absence of the Code limitation, of which $36,639 was allocated to the accounts of the five named Executive Officers and the remaining $97,748 was allocated primarily to the accounts of employees in sales and sales management positions whose compensation subjected them to the compensation limitations, none of whom was an Executive Officer of the Company.

     No discretionary action was taken by the Committee or the Board of Directors with respect to the Key Employee Retirement Plan, described under the heading "Employee Benefit Plans" above.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 1996, the base salary of Mr. John W. McConnell, President and CEO of the Company, remained unchanged. Mr. McConnell was paid a short term cash incentive compensation award totaling approximately 127% of base salary, based upon the ROE short term incentive plan described above.

     As noted above, during 1996, Mr. McConnell was awarded a stock warrant entitling him to purchase 38,000 shares of the Company's Common Stock, vesting over a three year period, and was awarded 60,000 shares of restricted stock. Mr. McConnell received benefit allocations for 1996 (a) determined on a basis consistent with all other participating employees of the Company, of $8,118 under the Savings/Profit Sharing Plan, (b) determined on a basis consistent with all affected employees, of $14,908 under the Excess Benefit Plan and (c) determined on a basis consistent with all participating officers, of $73,496 under the Key Employee Retirement Plan. As noted above, Mr. McConnell has been granted Company paid term life insurance, at a premium cost in 1996 of $6,140.

COMPARABLE COMPENSATION INFORMATION

     In late 1996, the Committee retained Mercer to review the compensation programs of the Company applicable to the four highest compensated Executive Officers (the "Officer Group"). Mercer's study of the Company's compensation programs for the Officer Group (the "Study") included base salary, total cash compensation (salary plus short term incentives), performance and incentive payout comparisons and long term incentives. In developing market comparables, the Study relied primarily upon a composite of a number of published surveys of executive compensation, for public and private companies of similar size, which Mercer independently compiled in the normal course of its business (the "Market Comparables"). All survey data were updated to a December 31, 1996 comparison date. Additionally, Mercer considered compensation information contained in recent filings with the Securities and Exchange Commission by Signature Resorts, Inc. and Vistana, Inc. (the "VOI Industry Comparables"), which are significantly smaller than the Company, based on sales revenues, but which also participate in the vacation ownership industry.

     The Study found that the Officer Group's base salaries ranged from 84% to 102% of the average of the Market Comparables for the comparable positions, with the average being 89% of the Market Comparables. The Study found that the Officer Group's total base salaries were less than 70% of that of the average of the VOI Industry Comparables for the four highest compensated officer positions. The Study also examined the average total cash compensation (salary plus short term cash incentives) earned for the four highest compensated officer positions for both the Market Comparables and the VOI Industry Comparables (assuming maximum short term incentive awards were earned, in the case of the VOI Industry Comparables, which was generally the case during 1996 for the Company), with the Officer Group's total compensation being at 139% and 81%, respectively, of these comparison groups. Mercer found the Company's compensation programs for the named Executive Officers to be more heavily weighted towards "at risk" short term incentive compensation than base salary, as compared to other companies in the Market Comparables group. The Study said that this was consistent with the Company's desire to maintain a strong link between financial performance and executive pay. In analyzing total cash compensation for 1996, Mercer determined that the overall cash compensation levels for the Officer Group were justified in view of the growth the Company experienced during 1996 in revenues, earnings, stockholders' equity and Common Stock price. Mercer also concluded that the restricted stock award of 60,000 shares to the CEO and the LTIP Deferrals to the four named Executive Officers were justified, noting that the after tax cost of such compensation in the aggregate represents less than 0.6% of the increase in the market value of the Company during 1996.

SECTION 162(m) LIMIT ON DEDUCTIBILITY OF COMPENSATION EXPENSE

     During 1993, the Code was amended, adding Section 162(m), which, in general, limits the deductibility for federal income tax purposes of annual compensation paid after January 1, 1994 to the CEO and four other most highly compensated executive officers to $1.0 million, subject to certain exceptions. In the event the Company's compensation programs exceed such limitation, without qualifying for an exception under the Code, the effect would be to cause a permanent loss of a tax deduction for the Company, for the amount of compensation expense in excess of such limitation, and, in certain cases, an increase in the reported effective income tax rate of the Company for the period affected. The Internal Revenue Service in December 1995 published final regulations implementing this limitation. The limitation is not currently expected to result in the loss of any tax deductions for the Company's base salary and short term incentive compensation programs, but may result in a limitation on the amount of tax deduction taken (but not result in an increase in the reported effective income tax rate for the Company) in connection with certain awards under the Company's stock warrant plan, since the amount of compensation expense associated with the stock warrants is open-ended, depending upon the market price for the Company's Common Stock at the time the warrants are exercised, as compared to the exercise price. Warrants granted to two of the named Executive Officers of the Corporation, including the CEO, for a total of 250,000 shares of the Company's Common Stock, pre-date the February 17, 1993 transition date established for application of Section 162(m) of the Code and, based upon the Company's review of the final regulations implementing
Section 162(m), are not believed to be subject to the $1.0 million limit on tax deductibility. Payments under the Excess Benefit and Key Employee Retirement Plans count towards the Section 162(m) limitation and accordingly may, when aggregated with other compensation subject to the Section 162(m) limitation, such as income from the exercise of certain of the stock warrants and compensation expense related to the restricted stock grant to the CEO, result in a limitation on the deductibility of benefits paid under such plans. It is anticipated that the compensation expense for 1997 associated with the restricted stock award to the CEO, when included with other compensation paid to the CEO, may exceed the $1.0 million limit on tax deductibility. The Company has no current plans to amend the stock warrant plan, the restricted stock agreement with the CEO, the Excess Benefit Plan or the Key Employee Retirement Plan, or to take other actions, to comply with the exemptions from the limitation, but intends to monitor the Company's tax situation, the Company's compensation practices and developments in this area of the tax law in 1997 and in future years, to determine whether or not its executive compensation plans should be amended, or other action taken, to meet the deductibility requirements of the tax law.

     If the stockholders approve the adoption of the 1997 Stock Option Plan submitted for consideration in this proxy statement, and if the other qualifications for exemption under Section 162(m) are fulfilled, the Company believes that compensation expense associated with the 1997 Stock Option Plan will not be subject to the $1.0 million limit on tax deductibility.


                             Compensation Committee of the Board of Directors


                                                          Russell A. Belinsky
                                                         Philip L. Herrington
                                                             Bryan D. Langton
     (in Mr. Langton's case, with respect to actions taken after May 9, 1996)

Performance Graph

     The following graph shows the annual cumulative stockholder return for the periods from December 31, 1991 through July 2, 1992 and September 1, 1992 through December 31, 1996, following assumed investments of $100 each in shares of Company common stock on each of December 31, 1991 and September 1, 1992, respectively. All shares of Company common stock, $.10 par value (the "Old Common Stock"), that were outstanding and traded during the period of December 31, 1991 through July 2, 1992 were canceled as a result of the Company's reorganization in September 1992, under Chapter 11 of the United States Bankruptcy Code (the "Reorganization"), and no distributions were made on account of interests in such securities. All shares of Common Stock that are currently outstanding are shares that were issued after September 1, 1992 (and after cancellation of the Old Common Stock) pursuant to, or following, the Reorganization.


       COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK
           BEFORE AND AFTER REORGANIZATION WITH THE S&P 500 AND
              THE NYSE MARKET CAPITALIZATION PEER GROUP <F1>,<F2>,<F3>


                         OLD COMMON               NEW COMMON STOCK

                         12/31/91   7/2/92        9/1/92   12/31/92   12/31/93   12/31/94   12/31/95  12/31/96
                         --------   ------        ------   --------   --------   --------   --------  --------
FAIRFIELD COMMUNITIES      $100      $  0          $100      $100       $300       $367       $475      $1,650
S&P 500                     100        99           100       106        117        119        163         201
NYSE PEER GROUP             100       128           100       114        119        114        115         121

-------------------------


<F1>
(1) The amounts plotted in the left-hand box entitled "Old Common Stock" in the graph represent the cumulative total return of the Old Common Stock outstanding prior to the Company's Reorganization (i.e., during the period December 31, 1991 through July 2, 1992, when trading in the Old Common Stock was suspended permanently by the New York Stock Exchange, Inc. ("NYSE")), which amounts are compared with (i) the S&P 500 Index, a broad equity market index, and (ii) a peer group constructed of NYSE listed companies with similar market capitalization (the "NYSE Market Capitalization Peer Group"). On December 20, 1995, the Company's Common Stock was listed for trading on the NYSE.

<F2>
(2) The data which appear in the right-hand box entitled "New Common Stock" in the graph compare the cumulative total return of the new Common Stock outstanding subsequent to the Company's Reorganization (i.e., during the period September 1, 1992 through December 31, 1996) with (i) the S&P 500 Index, and (ii) the NYSE Market Capitalization Peer Group.

<F3>
(3) The Company's primary sources of revenue and profitability are the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Only a few other publicly held companies engage in this line of business. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International, Inc. which are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. During 1996 and in early 1997, other companies, whose primary revenues are in the vacation ownership industry, became public companies. Because of these companies' recent status as public companies, they do not have five years of data concerning stock performance for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the NYSE Market Capitalization Peer Group.

     The NYSE Market Capitalization Peer Group is comprised of 10 NYSE companies immediately above and below the Company's December 31, 1996 market capitalization ($291.035 million), as follows: Sunrise Medical, Inc. (SMD); Donna Karan International, Inc. (DK); Columbus Realty Trust
     (CLB); Wynn's International, Inc. (WN); Lukens Inc. (LUC); BT Office Products International, Inc. (BTF); IRT Property Co. (IRT); Panavision Inc. (PVI); Royal PTT Nederland NV (KPN); RTZ Corp. PLC (RTZ); Charles
     E. Smith Residential Realty (SRW); HS Resources, Inc. (HSE); Trump Hotels & Casino Resorts, Inc. (DJT); Handleman Co. (HDL); Del Webb Corp.
     (WBB); Cross-Continent Auto Retailers Inc. (XC); Pioneer Financial Services, Inc. (PFS); Fabri-Centers of America, Inc. (FCAA); Regency Realty Corp. (REG); and Cadbury Schweppes PLC (CSG).

     The NYSE Market Capitalization Peer Group for the year ended December 31, 1995 was comprised of the following companies: Zapata Corp. (ZAP); Mestek, Inc. (MCC); Katy Industries (KT); ICF Kaiser Intl, Inc. (ICF); American Media (ENQ); Wackenhut Corp. (WAK); Advest Group, Inc. (ADV); Mid-American Waste Systems (MAW); Oriental Bank & Trust (OBT); Wainco Oil Co. (WOL); Levitz Furniture, Inc. (LFI); Nashua Corp. (NSH); Zemex
     (ZMX); Genesco, Inc. (GCO); Cooper Companies (COO); Talley Industries
     (TAL); Watsco (WSO); Gray Communications Sys. (GCS); Cooker Restaurant
     (CGR); and Worldtex (WTX). The identity of companies included in the peer group used in the Performance Graph changed in 1996, due to the application of the objective criterion, which did not change in 1996, for selecting the companies included in the comparison peer group.


                    BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

     The following table sets forth certain information as of March 31, 1997 with respect to any persons known by the Company to be the beneficial owner of more than five percent of the Common Stock:

Name and Address of                      Amount and Nature of      Percent of
 Beneficial Owner                        Beneficial Ownership       Class (b)
------------------                       --------------------      ----------

Provident Investment Counsel, Inc.
300 North Lake Avenue                         743,300(a)               6.7%
Suite 1001
Pasadena, California  91101

---------------------------

(a) A report on Schedule 13G has been filed with the SEC by Provident Investment Counsel, Inc. ("Provident"), indicating that Provident has sole voting power over 704,200 shares, no voting power over 39,100 shares and sole dispositive power over 743,300 shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13G.

(b) Calculated based on 11,102,355 shares outstanding as of March 31, 1997. The total amount of Common Stock to be issued after resolution of all claims under the plan of Reorganization may differ from the amount of Common Stock outstanding at March 31, 1997. Consequently, the ownership interest of existing stockholders may be diluted.

Directors and Executive Officers

     The following table sets forth certain information as of March 31, 1997 with respect to the beneficial ownership of the Company's Common Stock by each of the non-management directors and each of the named executive officers and by all directors and executive officers as a group. Except as noted, each individual named has sole investment and voting power with respect to his shares of Common Stock.


                                                           Amount and Nature of         Percent of
                              Name of Beneficial Owner       Beneficial Owner              Class
                              ------------------------       ----------------              -----
Non-Management Directors      Les R. Baledge                    505,761<F2>                 4.6
                              Russell A. Belinsky                13,000<F3>                 <F1>
                              Ernest D. Bennett, III              9,000<F3>                 <F1>
                              Philip L. Herrington                9,000<F3>                 <F1>
                              Bryan D. Langton                    2,500                     <F1>
                              Charles D. Morgan                  30,000                     <F1>
                              William C. Scott                   29,000<F4>                 <F1>

Named Executive Officers      John W. McConnell                 290,666<F5>                 2.6
                              Clayton G. Gring, Sr.              37,357<F6>                 <F1>
                              Marcel J. Dumeny                  142,666<F6>                 1.3
                              Robert W. Howeth                   92,360<F7>                 <F1>
                              Mark Nuzzo                         24,723<F6>                 <F1>
All Directors and Executive
  Officers as a Group                                         1,208,328                    10.5<F8>

-------------------------------



<F1>
 *   Beneficial ownership represents less than 1% of the outstanding shares.

<F2>
(a) Includes 3,176 shares held directly and indirectly by Mr. Baledge's wife, as to which Mr. Baledge disclaims beneficial ownership.

<F3>
(b) Includes 9,000 shares that each of the indicated persons has the right to acquire through the exercise of warrants within 60 days after April 17, 1997.

<F4>
(c) Includes 9,000 shares which Mr. Scott has the right to acquire through the exercise of warrants within 60 days after April 17, 1997. Includes 20,000 shares held by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership.

<F5>
(d) Includes 162,666 shares which Mr. McConnell has the right to acquire through the exercise of warrants within 60 days after April 17, 1997. Includes 53,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership.

<F6>
(e) Includes shares that each of the indicated persons has the right to acquire through the exercise of warrants within 60 days after April 17, 1997, as follows: Marcel J. Dumeny (106,666), Clayton G. Gring, Sr. (28,333) and Mark Nuzzo (24,000).

<F7>
(f) Includes 66,666 shares which Mr. Howeth has the right to acquire through the exercise of warrants within 60 days after April 17, 1997, 23,950 shares held by Mr. Howeth's wife and 900 shares held by Mr. Howeth's minor son. Mr. Howeth disclaims beneficial ownership of the shares held by his wife and minor son.

<F8>
(g) Calculated based on 11,545,352 shares outstanding as of March 31, 1997, which includes 442,997 shares that the directors and executive officers have the right to acquire through the exercise of warrants within 60 days after April 17, 1997. The total amount of Common Stock to be issued after resolution of all claims under the plan of Reorganization may differ from the amount of Common Stock outstanding at March 31, 1997. Consequently, the ownership interest of existing stockholders may be diluted.


Certain Business Relationships

     For many years, the Company and certain of its subsidiaries have utilized the services of various outside attorneys, including Mr. Baledge, a senior member of the Rose Law Firm, a Professional Association. During 1996, the Company and such subsidiaries paid the firm approximately $418,370 for legal services and related disbursements.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and certain persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1996, and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that a Form 4 was filed late by Bryan D. Langton with respect to the purchase of 2,500 shares of the Company's Common Stock in October, 1996.

Independent Auditors

     The Board has selected Ernst & Young LLP to serve as independent auditors for the Company. The independent auditors have audited the financial statements of the Company for the fiscal year ended December 31, 1996 and performed such other nonaudit services as the Company requested.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.

Stockholder Proposals

     If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 1998 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 18, 1997. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

Additional Information Available

     A copy of the Form 10-K as filed with the SEC will be provided without charge to each person solicited who submits a written request therefor, stating that such person was a beneficial owner of Common Stock on April 10, 1997, addressed to Robert W. Howeth, Senior Vice President and Chief Financial Officer, Fairfield Communities, Inc., 11001 Executive Center Drive, Little Rock, Arkansas 72211.

Other Business

     Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE.


                                 By Order of the Board of Directors,

                              /s/Marcel J. Dumeny
                                 Marcel J. Dumeny
                                 Secretary

Little Rock, Arkansas
April 17, 1997

                                   ANNEX A


                        FAIRFIELD COMMUNITIES, INC.
                          1997 STOCK OPTION PLAN
                          ----------------------


     1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business, in order to serve the best interests of the Company and its stockholders. All options granted under the Plan are intended to be nonstatutory stock options.

     2. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

          (a) "Act" means the Securities Exchange Act of 1934, as in effect from time to time.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

          (d) "Common Stock" means the common stock, par value $.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph 6.

          (e) "Compensation Committee" means the Compensation Committee which is a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Compensation Committee, which may not be less than two, are intended at all times to qualify as "outside directors" within the meaning of Section 162(m) of the Code and as "Non-Employee Directors" within the meaning of Rule 16b-3; provided, however, that the failure of a member of such committee to so qualify shall not be deemed to invalidate any Stock Option granted by such committee.

          (f) "Date of Grant" means the date specified by the Compensation Committee or the Board, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such committee or the Board takes action with respect thereto).

          (g) "Market Value per Share" means the fair market value per share of the Common Stock on the Date of Grant as determined by the Compensation Committee or the Board, as applicable.

          (h) "Option Price" means the purchase price per share payable on exercise of a Stock Option.

          (i) "Participant" means a person who is selected by the Compensation Committee or the Board, as applicable, to receive Stock Options under Paragraph 5 of the Plan and who is at that time (i) an executive officer or other key employee of the Company or any Subsidiary, (ii) an advisor or consultant to the Company or any Subsidiary, or (iii) a member of the Board.

          (j) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

          (e) "Stock Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 5.

          (f) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

     3. Shares Available Under Plan. The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 550,000 shares, subject to adjustment as provided in this Paragraph 3. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

          (a) Any shares of Common Stock which are subject to Stock Options that are terminated unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan.

          (b) The shares available for issuance under the Plan also will be subject to adjustment as provided in Paragraph 6.

     4. Individual Limitation on Stock Options. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to any Participant during any calendar year will not exceed 100,000 shares.

     5. Grants of Stock Options. The Compensation Committee or the Board may from time to time authorize grants to any Participant of Stock Options upon such terms and conditions as such committee or the Board, as applicable, may determine in accordance with the provisions set forth below.

          (a) Each grant will specify the number of shares of Common Stock to which it pertains.

          (b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

          (c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Compensation Committee or the Board, as applicable, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Compensation Committee or the Board, as applicable, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or
     (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

          (d) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

          (e) Each grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof will become exercisable, and any grant may provide, or may be amended to provide, for the earlier exercise of the Stock Options in the event of a change in control of the Company (as defined in the stock option agreement evidencing such grant or in any agreement referred to in such stock option agreement) or in the event of any other similar transaction or event.

          (f) Each Stock Option granted pursuant to this Paragraph 5 may be made subject to such transfer restrictions as the Compensation Committee or the Board, as applicable, may determine.

          (g) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Compensation Committee or the Board, as applicable) and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as such committee or the Board, as applicable, may approve.

     6. Adjustments. The Compensation Committee or the Board will make or provide for such adjustments in the maximum number of shares specified in Paragraph 3 and Paragraph 4, in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to any such Stock Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such committee or the Board, as applicable, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. In the event the Compensation Committee disagrees with the Board with respect to the foregoing adjustments, the Board's determination will be final and conclusive. Any fractional shares resulting from the foregoing adjustments will be eliminated.

     7. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under the Plan, or is requested by a Participant to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Compensation Committee or the Board, a Participant may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant on exercise of the Stock Option.

     8.   Administration of the Plan.

          (a) The Plan will be administered by the Compensation Committee and the Board.

          (b) The Compensation Committee and the Board have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Compensation Committee or the Board, as applicable, of any such provision and any determination by the Compensation Committee or the Board pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive; provided, that in the event the Compensation Committee disagrees with the Board with respect to such interpretation, construction or determination, the Board's determination will be final and conclusive. No member of the Compensation Committee or the Board will be liable for any such action or determination made in good faith.

          (c) Notwithstanding any provision of the Plan to the contrary, the Compensation Committee will have the exclusive authority and discretion to take any action required or permitted to be taken under the provisions of Paragraph 6, Paragraph 8(a), Paragraph 8(b), Paragraph 9(a) and Paragraph 9(b) with respect to Stock Options granted under the Plan that are intended to comply with the requirements of Section 162(m) of the Code.

     9.   Amendments, Etc.

          (a) The Compensation Committee or the Board, as applicable, may, without the consent of the Participant, amend any agreement evidencing a Stock Option granted under the Plan, or otherwise take action, to accelerate the time or times at which the Stock Option may be exercised, to extend the expiration date of the Stock Option, to waive any other condition or restriction applicable to such Stock Option or to the exercise of such Stock Option, to reduce the exercise price of such Stock Option, to amend the definition of a change in control of the Company (if such a definition is contained in such agreement) to expand the events that would result in a change in control of the Company and to add a change in control provision to such agreement (if such provision is not contained in such agreement) and may amend any such agreement in any other respect with the consent of the Participant.

          (b) The Plan may be amended from time to time by the Board or any duly authorized committee thereof. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan, requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Stock Options, the Compensation Committee and the Board each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

          (c) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

          (d) The Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant's employment or other service at any time.

                               [FORM OF PROXY CARD]


    Please mark
/X/ votes as in
    this example.


                             FAIRFIELD COMMUNITIES, INC.

            This Proxy is Solicited on Behalf of the Board of Directors
            of Fairfield Communities, Inc. for use at the Annual Meeting
P                   of Stockholders to be held on May 22, 1997
R
O
X        The undersigned hereby appoints John W. McConnell and Marcel J.
Y Dumeny, and each of them, jointly and severally and with full power of substitution, as Proxies to vote, as designated below, all common stock of Fairfield Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 22, 1997, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and at any and all postponements and adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" THE APPROVAL OF THE ADOPTION OF THE 1997 STOCK OPTION PLAN DESCRIBED IN PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

               CONTINUED AND TO BE SIGNED ON REVERSE SIDE      /SEE REVERSE/
                                                               /    SIDE   /

                             [REVERSE SIDE]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF THE ADOPTION OF THE 1997 STOCK OPTION PLAN DESCRIBED IN PROPOSAL 2.

1.  Election of Directors:           2.  Approval of 1997 Stock Option Plan:

Nominees:  Les R. Baledge, Ernest
D. Bennett, III, Philip L.                  FOR      AGAINST      ABSTAIN
Herrington, Bryan D. Langton,
John W. McConnell, Charles D.               / /        / /          / /
Morgan, William C. Scott

       FOR       WITHHELD
       / /          / /

/ /______________________________________          MARK HERE
   For all nominees except as noted above         FOR ADDRESS    / /
                                                   CHANGE AND
                                                  NOTE AT LEFT

                                      Please complete, date, sign and return
                                      this proxy promptly in the enclosed
                                      envelope.  If signing as attorney,
                                      executor, administrator, trustee or
                                      guardian, please give full title as
                                      such.  If signing on behalf of a
                                      corporation, please sign in full
                                      corporate name by an authorized
                                      officer.  If shares are registered in
                                      more than one name, all holders must
                                      sign.  The undersigned hereby
                                      acknowledges receipt of the Notice of
                                      Annual Meeting of Stockholders, the
                                      Proxy Statement and the Annual Report
                                      to Stockholders for the year ended
                                      December 31, 1996.



Signature: _______________ Date: ____  Signature: _______________ Date: ____